UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

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the Securities Exchange Act of 1934

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STRATEGIC REALTY TRUST, INC.

(Name of the Registrant as Specified In Its Charter)

DIANNE COSTA

JEROME HAGLEY

MICHAEL KARAS

MARSHALL KARR

TODD SPITZER

ANTHONY THOMPSON

TINA ALDATZ

BERNECE DAVIS

ROBERT HOH

JAMES RONALD KING SR.

DAVID LARSEN

JOHN SKEFFINGTON

SHARON THOMPSON

CENTAURUS FINANCIAL INC.

THOMPSON NATIONAL PROPERTIES, LLC

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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The below transcript of a teleforum with director nominee Todd Spitzer, previously filed by the SRT Shareholders Coalition on December 17, 2013, has been re-filed to correct errors in transcription.  All orange cards were and green cards are subject to revocation.

VENTURE STRATEGIC

SRT Shareholders Coalition Teleforum w/
Independent Director Nominee Todd Spitzer and
Centaurus Financial CEO Ron King

Ubiqus/Nation-Wide Reporting & Convention Coverage 22 Cortlandt Street, Suite 802 - New York, NY 10007 Phone: 212-346-6666 w 800-221-7242 w Fax: 888-412-3655

SRT Shareholders Coalition Teleforum w/ Independent
Director Nominee Todd Spitzer and Centaurus Financial
CEO Ron King

[START RECORDING]

MODERATOR:  Welcome to the SRT Shareholders Coalition Live Teleforum with SRT Independent Director Nominee Todd Spitzer and Centaurus Financial’s Chief Executive Officer Ron King.  The material provided or discussed on our call may contain forward-looking statements as defined under US Securities laws and other laws.  Statements made on the call that are not historical facts may be forward looking statements.  Any such forward looking statements reflect our beliefs and assumptions, and are based on information currently available to us and are subject to risk and uncertainties that could cause actual results to defer materially.

Forward-looking statements are only predictions and involve known and unknown risks, uncertainties and other factors that may cause or actual results, performance or achievements or industry results to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.  We undertake no obligation to publically update any forward-looking statements whether as a result of new information, future events or otherwise.  These cautionary statements are being made with the intention of obtaining the benefits of the safe harbor provisions of securities and other laws.

We caution investors that any forward looking statements we make are not guarantees or indicative of future performance.  Thank you for joining us today, and before we get started, just a couple of housekeeping items.  During the teleforum, the call will be in listen only mode until the open question and answer period.  In an effort to promote shareholder engagement during the teleforum, if you would like to ask Todd Spitzer or Ron King a question, please press star 3 at any time.  That’s star 3 to make a comment or ask a question during the question and answer period.  You will be placed in line while listening to the call.

A representative of the coalition will connect with you for further instructions.  We have compiled some of the most common questions we receive from broker-dealers, financial

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representatives and shareholders, and today’s speakers will address those along with your open questions as well.

For more information regarding the SRT shareholders coalition, please visit our website at protectourinvestment.org, or contact our coalition office at 1-800-401-7905.  That’s (800) 401-7905.  At this time, I’d like to welcome and introduce our speakers, Todd Spitzer and Ron King.

Ron King is Chief Executive Officer of Centaurus Financial and a member of the Shareholders Coalition.  Todd Spitzer is an independent director nominee for SRT who is a business attorney and also an elected county supervisor in Orange County, California, where he oversees nearly $9 billion of public funds for the fifth largest county in the United States.

He also serves as the finance and administration committee chairman for the Finance and Administration Committee Chairman for the county’s Transportation Authority, and is supported by the Shareholders Coalition.  First, we will hear from Ron King.  Ron, good afternoon.

MR. RON KING:  Thank you.  I wanted to thank everyone who has joined the call.  I realize it’s late in December.  I hope you’re having a great holiday season.  I know that we are, and as he stated to you, my name’s Ron King.  I am the chairman and the CEO of Centaurus Financial.  We’re a securities company, located in all 50 states, and we represent a great deal of the shareholders who invested in the strategic retail trust, and I’m also an active member of the SRT shareholders coalition, and probably most importantly a shareholder like many of you.

I’m honored to be selected by the shareholders group to give you the history of our effort to afford the shareholders an opportunity to vote on the direction of their investment, which is now at a critical juncture.  This call today is primarily to talk about the opportunity we’re going to have to elect a director.  Before I go any further, I would encourage you and ask you to forward your orange and green ballots as soon as possible.

I believe you understand how critically important it is as we move forward with this presentation.  Last time I checked a

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couple days ago, we were just shy of about 40%.  Also in the last few days, you will have received a package talking about the election, a proxy statement.  It has a green card in it.  We would ask you to review that statement and that package and to return the green card as soon as possible, and with it the orange card if you haven’t already returned one.

And my job today and what they’ve asked me to do is to give you a little history of the shareholders coalition, how we came about, what we are, what we represent and what we’re trying to do here.  So in order to do that, I have to go back to June of 2013, and representatives from several broker-dealers just like Centaurus who represented over 70% of the shareholders in the trust met to discuss the takeover of the trust by a group of directors.  Jeffrey Rogers, Phil Levin and Jack Maier, and to discuss the exorbitant increase in the director’s fees, which had tripled, general administrative fees, which had doubled, and a lack of communication with the shareholders, including the failure to call an annual shareholders meeting.

What we determined we would do, is we would follow the money.  We met with Mr. Batinovich, who was receiving $90,000 per month as an advisor to the directors.  Even though we were already paying an advisor for that service.  We then flew to New York City to meet with the directors to get their answers on the directors fees, and the ballooning expenses, and the Batinovich payment.

As we followed the money, we were convinced that money was being wasted.  We started to negotiate a settlement wherein two of the directors would step down, and we would introduce financial oversight to the trust.  We also demanded an overdue shareholders meeting so the shareholders could vote on whom they wanted to manage the trust.  We’d not had one for over a year, and we thought one was due.

We were able because of our intense scrutiny to get them to freeze the directors, get the directors to freeze the 2013 directors fees, which had soared to over $300,000 in only five months of 2013, and they have honored that.  Mr. Levin, Mr. Maier, Mr. Rogers refused our negotiated settlement, so we formed a shareholders coalition to sponsor a proxy contest to force an election.

This should have been a simple matter.  Express bylaws and

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rules are quite simple in this subject.  If 10% of the shareholders request a shareholders meeting, they must schedule one within 60 days, and if 50% plus one of the shareholders determine who they want the directors to be, they elect them.  This is a pretty simple procedure.

Many of you own stocks and bonds, and it’s an annual event.  The Shareholders Coalition has been accused of creating unnecessary expenses by wanting a special shareholders meeting.  I submit to you that up until this point, it was just a standard expense that’s absorbed by every corporation and trust in America on an annual basis.  What happened next created the expense that Misters Rogers, Maier and Batinovich talked about.  The board evidently afraid to stand for election, created a fantasy story of this being an attempt by Tony Thompson to take over the Trust.

I hope you believe me, who has no financial stake in this election except my personal investment when I assure you Mr. Thompson does not want and will not be a director and employee after this vote.  He will continue to be, however, along with his family, the largest shareholder in the trust.  The directors and Mr. Batinovich then hired one of the most expensive law firms in Maryland where the Trust is domiciled and proceeded to change unlawfully in our attorney’s opinion, the bylaws and rules of the Trust after the contest began.

Instead of 10% of shareholders to call a shareholders meeting, they changed it to 50%.  Instead of 50% plus 1 to elect or remove a director, they changed it to 67%, and instead of each director standing for election on an annual basis as our bylaws and rules call for, they changed the rules so only one director would stand over a period of four years.

After we filed for the election, the directors did schedule a shareholders meeting for January 10th.  Some of you asked us at that time why did you still need to send in the orange cards when there was already a meeting called?  Our reply was we didn’t trust them and they could change the date.  Well, guess what?  It happened yesterday when it was changed to February.  What date will it be next?  We hope it’ll be February the 7th, but that’s why we’d like to have the orange cards, so we can force the date and know.

So please send in the orange cards so we can put a stop the

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games of changing the date.  To justify this, they created fantasy number two.  They don’t have the necessary shareholders information from TNP yet.  As a shareholder, I receive a package every week from the trust concerning this proxy contest, and usually a personal attack on Mr. Thompson also.  Our legal team says they have everything they need to conduct a meeting, so I’ll let you decide the real motivation for delaying the meeting.

Lastly, I wanted to thank the Trust for reinstating the dividend, and I would like to think that our continued efforts to follow the money contributed to the decision.  Regardless, though, we’re happy to have a dividend reinstated, and we hope to be able to contribute to the growth of it.  As you know, after the concept arose of rule changes, it appears until a judge overturns their legal maneuvers, that there will only be one opportunity to elect one truly independent director to the board, and that was going to happen on January the 10th, and now it will happen hopefully on February the 7th.

This is where the green card comes in.  Their candidate, Andy Batinovich is the Chief Executive Officer, President, Director, Property Manager, Advisor and in one of the most unusual positions, I find being in this security business for the last 42 years, is also the Chief Financial Officer, who’s usually a person that’s dedicated to keeping an eye on the finances of all the other officers.

So I guess the question is, do you want them to have all of these positions?  Do you want Andy to have all of these positions and report to himself?  I believe we deserve at least one independent director.  Our candidate, on the other hand, is Todd Spitzer.  Todd became a candidate for director because I asked him to.  He’s been my elected representative, my county supervisor, my state assemblyman.  He represents 600,000 constituents in our district.  20 years in elected office, and a republican whip in the assembly when he was there, so he knows how to get things done.

And I think that’s important.  He is a man of great integrity.  Over the last couple of years, he’s done work for Centaurus in his role when he was out of office, in his role as a business attorney.  He is very talented, a very bright attorney.  This board needs an attorney.  It doesn’t have

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one.  And so we all know that having an attorney on the board works as a check and balance against the law firms that you have to deal with on a daily basis.  But you know, you’re going to hear from Todd next, so I’m going to let you form your own opinion about who you think the best candidate will be.  We endorse Todd Spitzer, obviously.

And finally our goal is still, as it has been since the first day we started this in June, our goal is still to reach a negotiated settlement.  But in order for us to do that, we need your orange and green cards, and we need those so that we have some negotiating power to bring the other people to the table.  There is nobody involved in this contest on either side that doesn’t think it would be better for us to move forward in making this trust better.  But until we can get that done, and we have an opportunity to do it, what’s most important right now is that we elect one independent director to the board of directors.

You’re going to have that opportunity, and you have that by sending in the green card.  Hopefully the orange card will, if we - - like I say, we’re right at 40% right now.  I believe that we’ll be over 50%.  The - - are growing on a daily basis.  Very soon.  And that will assure a meeting instead of maybe having it postponed over and over again.

So with that, once again, I want to thank you for the opportunity to address you.  I thank you for your patience.  I apologize to you if this has caused you concern, but what our goal has been from the very start is to get some financial oversight and a voice of reason on the board.

So with that, I’m going to turn it back over to Jeff so he can introduce Todd Spitzer, our candidate, to you.

MODERATOR:  Thank you, Ron.  We appreciate you joining the call today, and next we have Todd Spitzer, and before I introduce Todd, I just want to remind all of our participants that if you would like to ask a question or make a comment during our open session toward the end of the call, please press star 3.  Again, that’s star 3 to ask a question or make a comment toward the end of the conference call.

Todd Spitzer again is an independent director nominee for SRT, manages nearly $9 billion of public funds for the County of Orange, America’s fifth largest county, and also serves as

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a finance administration committee chairman for the Orange County Transportation Authority, one of the leading transportation authorities in the country.  Todd, we’re glad to have you with us, and thanks for joining.

MR. TODD SPITZER:  Thank you very much, Jeff, and it’s great to be here today.  You know, when I got involved in this project, Ron had asked me to get involved because I’ve been fortunate and blessed to be his elected official for many, many years here in the County of Orange.  I decided to really focus my career and get my education as a lawyer.  I have a master’s degree in public policy, and to run for office because I believe fundamentally in the right of individuals to be represented by the individuals who they say should be in a leadership position.

And when I analyze the situation going on with the SRT - - , I was just beside myself.  It completely defies every, single principle that I believe in.  The role of the independent director is to be independent.  It’s not to be a poison pill.  It’s not to be difficult.  It’s not to be a burr under the saddle.  It’s to be a team player, but a person who has the eyes and ears and understands that their role is to remain independent and to represent the shareholder.  Unfortunately at this point, Mr. Levin, Mr. Maier and Mr. Rogers are the dependent directors.

By occupying so many positions, Andy Batinovich, irrespective of how talented he is and how many years he’s had in the business, he occupies so many of the same positions in the decision making matrix that he can’t but help be conflicted.  His decisions, he would argue, and his role that he plays are absolutely critical.  This is his perspective.  In order to right the SRT REIT that is gone astray.

And in my opinion, just because you believe that a dictatorship is the most efficient form of government, it does not mean that you throw the shareholders to the side of the road so that you can implement your own vision.  And what’s happened here is that the directors are not independent, and they’re no longer representing the shareholders.

To cancel a meeting that is required by the bylaws and then once you announce it and have everybody believe that there’s a specific expectation that we were going to convene and have

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a right to be heard in January.  That has now been delayed until February.  When you look at the fact that the directors were taking exorbitant fees, but they only suspended those fees because of the pressure that was put on by the independent shareholder coalition, you can start to get your arms around what is happening here.

I care deeply about first and foremost the shareholders and the sanctity of the investment.  When advisors put their reputation on the line and the various broker-dealers got involved in this REIT, they believed very, very strongly in the principle of these properties, and I do, too.  These investments on their face and when you drill down into the numbers were excellent investments, and they still have the potential to be excellent investments.  There was full disclosure with the directors.  Decisions were made in the acquisitions.  Decisions now have been made in the liquidation of - - in particular, and then the directors say, well, we didn’t really know.  We really didn’t understand.

My response to that is shame on you.  You know, every day I get up in this county that I live in, an amazing place to live, Orange County, California, and I’m responsible as the county supervisor.  I sit on a public, accessible channel, and people can watch the decisions I make in public, on the record, every, single week.  I sit on a fire authority and I make decisions there.  The transportation authority.  One of the things I want everybody to appreciate and understand as an independent director nominee is that I’m fiercely independent in my own right and my reputation for more than 20 years as an elected official, but I also, as a business attorney in the private sector, have worked on policy issues and implemented procedures, having to deal with the scrutiny of FINRA and other regulatory bodies in this financial arena like the SEC.

I have a deep appreciation for what it means to operate in a highly regulated industry where other people like regulators and the government are watching, and at the same time, fulfill a fiduciary responsibility to the shareholders.  And so I’m asking not only that you listen carefully to what I’m saying, but that you understand the very deep and important principles that I abide by in the decision making that I do every, single day as both an attorney advising clients, respecting my fiduciary obligation to them as I would the

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shareholders, as I do my fiduciary and unequivocal obligation to the taxpayers who elected me.

The other thing I want to talk about is my goals.  And my philosophy because you do need to understand why we need to have you send in the cards, not only to call the shareholder meeting, but to cast your vote for me.  This is a philosophy I have.  I am not your property manager.  I am not going in every, single day and micromanaging these particular properties.  A Board of Directors’ first and foremost responsibility is to hire a group of individuals or an entity that has the expertise and the track record to do this kind of management and hold them accountable.

At the same time, we have to have a very serious discussion about what the future of the REIT is, and whether or not we want to get it back on track, infuse additional capital and keep it going, or whether or not we should get it back on track, restore the value to the REIT and then have some type of liquidation event.  But I can tell you this.  It is so important for people to understand that the way you make a profit is not by selling properties before their time.

You make a profit by holding the bottom line in terms of your expenses and cutting your expenses.  There is so much redundancy in terms of expenses in the day to day management of this REIT that it is unconscionable.  And these individuals who are now on this board as your “independent directors” have basically abdicated their day to day oversight of the REIT.

And then lastly, I’ll just state this as another philosophy.  Having done what I’ve done for more than two decades, it’s unequivocally clear that the way you reach a compromise is through strength.  You heard Ron King, a very successful businessman in his own right who built his company from the ground up and employs a tremendous number of people here in Orange County.  That doesn’t come from a lack of credibility or a lack of hard work.  It’s just the opposite.  And in this particular case, it is so important.  If we are going to stop the bleeding--in other words, if we’re going to turn this ship around, and get somebody on the board who can bring a fresh perspective representing the shareholders to the table, we can only do that if I can get placed on the board.

And we will be able to come to, I hope, an amicable

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resolution without a complete meltdown, which is the direction the REIT is going today.  If I can be elected and we can have the cards and we can force, if necessary, a shareholder meeting.  But if we do not have that leverage, then there’s no reason for Mr. Batinovich or any of the directors to negotiate in good faith and in fair dealing.  And I am unequivocally committed to finding a solution short of Armageddon meltdown and the complete squandering of the advisors and the investors’, shareholders’ investment.  That would be a completely inappropriate, in my opinion, resolution to the situation.

It’s because of the leadership of Ron King and the Independent Shareholders that we have every possibility of resolving this short of tremendous litigation.  And you know as well as I that if this SRT strategy continues to delay meetings, to file lawsuits, to change the bylaws, that comes at a tremendous price to the REIT.  Guess what?  It’s not Mr. Batinovich, it’s not the independent directors who are paying the tab for those expensive attorneys and consultants.  That’s coming out of the pocket of you, the shareholder, and it’s got to stop.

So I certainly hope you return the cards, the green card, and the orange card, and you will show your faith that I can get on the board, do the right thing, be a team player, work together with Mr. Batinovich and the other directors to ensure the sanctity of this REIT, and then make a decision collectively on behalf of the shareholders about the future of this REIT.  Thank you very much, Jeff.

MODERATOR:  Thank you, Todd, and before we get to some of our callers who have questions, we do have some questions that we compiled from folks who couldn’t join us today, but wanted to email their questions in.  One of the first questions we get frequently is when am I going to get my principal back and how.  That’s what shareholders ask a lot of the time.  Maybe Ron or Todd, you can share some insight on that.

MR. KING:  Thank you, Jeff.  This is Ron.  I’ll address that.  That’s been a critical issue with us, and like I said, we’re very happy to see a minimum distribution get reinstated.  We like to think we contributed to it, but I don’t want--I’m not trying to take all the credit.  I think several people worked to get that going, and it is a goal.  Our goals from day one

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when we sat down with the directors and we sat down with Mr. Batinovich, we said our goal was to stay with the original vision of the trust, which was to buy properties that needed to have management expertise added to them, they had the opportunity to expand, to grow, they’d been undermanaged, let’s put it that way, and that goal was to do that after we closed the trust in the next two to four years.  We still share that.

Another goal we have also is to reinstate the provision of liquidation upon debt.  This is a very important provision to the shareholders I’ve talked to.  I’ve talked to hundreds of them, and the reps I’ve talked to.  So we would like to think that in the next 24 to 48 months, we could get the trust up to a point where the properties could be sold.  We still want to bring them up to their maximum value, liquidate them and then return those funds to the shareholders.  In the interim, to pay a dividend, hopefully an increasing dividend, and to make sure that dividend is paid from earnings through reducing expenses and not being paid because we’re selling properties before they should be sold.  So that is our goal and what we have talked to the people that are running the trust about that.

MODERATOR:  Great.  Thanks, Ron, and one other question we’ve received by email, and I think you touched on it just a little bit in the introduction, but for those of you who may have joined us later, this is a question that comes in often.  People are confused about who’s really backing Todd Spitzer, and is this Tony Thompson’s group or Tony Thompson’s candidate?  Would you please clarify who’s behind this effort and who’s backing Mr. Spitzer?

MR. KING:  Todd Spitzer became a director, a candidate for director on our team because I contacted him and asked him to.  As I think Todd alluded to and I alluded to in my statement, I have many, many years of experience with Todd as an elected official.  I happen to be in his district, and so I have the opportunity for him to represent me in the assembly and as a supervisor and as an assistant district attorney.  So I asked him to do that.  I think that of course Todd Spitzer, who’s well known in Orange County, and Anthony Thompson who’s well known in Orange County, they certainly know each other, but he joined the candidates board of the trust at my request.

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I’m thankful for him, for doing that.  I’m not sure he’s that happy with me sometimes, but I’m very happy that he did it, Jeff.

MODERATOR:  Great, thanks, Ron.  Appreciate that information, and we’re going to take some of our live callers.  We have a caller, Mark, who has a question regarding the effects of one board member and how much impact they can have.  Mark, you’re on with Ron and Todd.

MR. MARK FLAVIN:  Hi, Todd, it’s Mark Flavin [phonetic].  Ron, how you doing?  Todd?

MR. KING:  Hey, Mark, how are you?

MR. FLAVIN:  I’m doing good, how are you?

MR. KING:  Very good, thank you.

MR. FLAVIN:  So one question I’ve had from some of my guys is let’s say we’re successful in getting Todd in on the board.  Isn’t it always going to be kind of a three on one where though you’ll be involved and you’ll be knowledgeable of what’s going on, the effectiveness is going to be nominal given that you’re only one vote out of the four?

MR. SPITZER:  Yeah, I appreciate the question, Mark.  Let me just tell you historically, I’ve been an elected official for 20 years.  I worked in the state legislature.  I was a Republican in the State of California.  That’s, as you know, a minority position.  I have more single bills signed as a Republican in the State of California in my class of the six years I was in the state legislature--I got term limited out--than any other Republican.  The reason is the following.  You have to know how to abide by your convictions and principles, but you have to know how to work with other individuals.

The fact of the matter is even though I don’t know Mr. Batinovich or the independent directors, I do understand a little bit about human nature, and people do want to be successful at the end of the day, and I think people do want to do the right thing.  We have got--so I think I can be a very important influencer in that whole arena.

For example, we had the close-down of our main air station here, El Toro here in Orange County, and I was in

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the minority on the board of supervisors, a five-member board.  It was three members in favor of an airport, international airport, and two against.

And I was able to run an initiative, go to the people, get the people to vote for it, and eventually because of that ability to bring people together and influence others, change that vote.

The other thing is, as you know, Mark, you’re very skilled in what you do, and I think I’m pretty darn skilled in what I do, and the board doesn’t have an attorney.  And every time you think you have a legal question or a legal issue, most non-lawyers want to run out and hire counsel because they’re just afraid of what the exposure might be or they haven’t analyzed the question.  And I think that perspective is very important because one of the most high costs any organization involves themselves with when they have questions or people putting pressure on them is litigation.  And at $400 an hour to $750 an hour, it doesn’t take very long to bleed any organization dry, and that’s what’s happening here.  So I appreciate the question.  You and I have had an opportunity to meet.  We don’t know each other well, but you have been a very important voice, Mark, in getting all of us to come together as an independent voice to get some change.

And what do we all want?  We all want change.  I can tell you this.  Mr. Batinovich and the other directors, they want some change, too.  It can’t be helpful every day for them to be waking up and having all the mail go out, all these things said about the reputation, challenging everything about them.  I’m sure they’re highly motivated to find a solution.

The solution is to get me on the board and for us to start actually going to work.  Not working on the organization, change of the organization, but actually going to work and making sure these properties are producing revenue and protecting the investment, which is the reason everybody got involved in this REIT in the first place.

MODERATOR:  Great.  Thanks so much, Todd.  We have another question from Greg, who would like to ask about fiduciary responsibility and how to hold board members accountable.  That question, Todd and Ron, feel free to answer that question.  Greg?  Are you on with us?

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GREG:  Okay.  I thought somebody was going to read my question.  Basically I know that as a board member, there are parameters set in place to protect them from liability, which gives them access to then hire attorneys that we’re paying for.  So I’m just curious is there is a way for us to go after the board members that would not allow them to spend our money hiring attorneys if the shareholders oppose stuff that they’re doing.  What options do we have?  There used to be a yearly election.  Are there any other options?

MR. KING:  Todd is an attorney, and I’ll let him finish this, but I will tell you that the way that you govern the trust and the way you govern a corporation, shareholders govern it, is through their ability to elect the directors.  And that is the ability we’ve been fighting for since at least last summer.  The ability to have an election.  And while you say that, when directors make a decision, and it doesn’t have to be a decision you agree with, it might still be a decision that falls within the parameter of their power to make that decision, and then you don’t have those types of liabilities, okay?

If they make a decision outside the purview of what their powers are, we don’t think that’s the--if they make it outside, then of course there’s some legal recourse.  We don’t think that’s the best option because the protected by business judgment rule.  So we think it’d be futile to do that, and it’s a lot cheaper to have an election and also what we’d really like to get is a negotiated settlement.  Todd, you’re an attorney.  Why don’t you talk about that a little bit?

MR. SPITZER:  Yeah, Greg, let me give you my perspective.  I assume whenever I vote, all right, because I get voted in and out.  I’ve never been voted out, and I’ve never lost an election, and I think it’s because I have a basic philosophy that the voters, 600,000 constituents I represent, understand.  I don’t get up in the morning and figure out how I can vote on something that pushes the line to the edge or somehow allows people to question my judgment.

I do my complete homework, and I make a vote with the full understanding that it should be an open book, completely transparent.  So I don’t go, oh, my goodness gracious, I could do this vote on the board of the SRT REIT, and you know

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if I’m wrong, I’m going to be indemnified and they’re going to--the REIT’s going to absorb the legal cost to protect me.  Absent fraud, though, I mean, you wouldn’t get anybody to serve on a corporate board in America if you didn’t protect them from at least their good judgment or at least their average or reasonable judgments.

Absent fraud, if they were engaged in fraud or they were somehow doing self-dealing and lining their own pockets, which we’ve made some accusations with respect to the shareholder piece, then there could be some exposure, but I guess in a nutshell what I’m trying to say is the following.  It shouldn’t matter whether you’re indemnified or not.  You should be holding people accountable based upon the decisions they’re making because they’re the right decisions for the REIT.

So that issue is not even in the corner of my mind, but I can tell you it’s in the corner of the mind of those directors who are presently on the board because they’re being--they are incurring tremendous legal fees right now to protect the decisions they’ve made.  And we know a lot of the decisions they made were not in the best interests of the REIT.

MODERATOR:  Thanks, Todd and Ron.  We have a question from Sandra.  Sandra, you’re on the line with Todd and Ron.

SANDRA:  Great, thank you.  My question is, which board member would be replaced if Todd is elected through this method.

MR. SPITZER:  Yeah, Sandra, Todd Spitzer.  This is a head to head.  On your green ballot, it’s Todd Spitzer versus--it’s a white ballot now for him.  White for him and green for me.  So it’s head to head, me versus Mr. Batinovich.  And let me tell you why that’s important.  Because Mr. Batinovich is wearing so many hats, to take one hat away from him is--I mean, it is certainly the right thing to do.  It gets not only the shareholders an independent director, but it helps remove this conflict of interest, which he absolutely has on the face.

He has way too many occupations in the role of the REIT.

MR. KING:  Sandra, you might have the questions I do, being a shareholder also.  It seems a little strange that they wouldn’t run one of the original three directors, which were

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there long before Mr. Batinovich, but evidently all along they’ve been a little bit concerned about being able to be reelected.  So I think they felt Mr. Batinovich was the safest candidate, but we do think he’s the most conflicted also.

MODERATOR:  Our next question comes from Gene.  Gene, you’re on with Todd and Ron.

GENE:  Hi, I had initially three questions.  My first one was what’s the share value now versus what it was when the REIT was closed, and then Mr. Spitzer mentioned in choosing more capital, and also reducing redundancy, but if you reduce redundancy by hiring more people to replace--to put into different positions, it seems like that’s not going to save us any money.  I’d like some comments.

MR. KING:  Well, the share value--I appreciate the question, Gene, but we absolutely have no way of knowing what the share value is until there’s another evaluation done.  The last evaluation put the share value at $10.60, and as you’re aware of, and some of the things that we’ve all been reading--I mean, we don’t have any more access to the inner workings of the trust than you do.  We’re trying to get more of that information.  One of the reasons we want to put an independent director on the board, so we can have that information.

But we won’t know the answer to that question until I believe it’s due in the first quarter of 2014.  There is a reevaluation due, and we’ll find out at that time.  My personal opinion is, which doesn’t mean anything when it comes to this, is that based on what I’ve read and everything, my guess would probably be less than $10.60, but I don’t know that for sure.

What was the second question?

MR. SPITZER:  Yeah, - - where we’re going with the REIT.  Infusing additional capital or whether there’ll be a liquidation event, or how you reduce expenses.  I mean, we obviously know that when the shareholders suspended--excuse me, the directors suspended their fee, they did that because of political pressure.  They were trying to show that they were good guys and they have the best interests of the REIT at heart, except they were on their way to more than tripling

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what the directors fees had been originally.

Again, what I’ve been trying to emphasize, and I want to put the underline, maybe italics on it, is I’ve got to get in there to have a complete understanding of the portfolio and where things stand now that line has been sold and there’s been other events happening.  I mean, look, these properties were excellent properties when they were originally bought, and there’s two ways you deal with these properties.  You’re either going to have value added by growing it, or you have a stabilized property.  Each one of them has an independent point of view, and we have got to ensure that the vacancies are up, and the future of the REIT is stable, and we’re going to do that by having a serious and frank debate about where we’re going, and the future opportunities that are available to this REIT.

MR. KING:  Gene, this is Ron.  I will say we’ve had that discussion while we’ve been going on with this contest.  We’ve talked to many management people.  Nick Scorsh [phonetic] is the CEO of several trusts.  We don’t think the CEO needs to be a full time position.  We think it can be a part time position.  We think costs can be cut there.  We think the advisor, that role can be greatly reduced or eliminated since the money’s already been raised.

So we’re talking about reducing expenses by eliminating positions, not adding them.  And when it comes to the infusion of capital, we were infusing capital at a good rate there before this all got stopped, and all that would depend on how successful the trust becomes.  We think a trust at $100 million, it might be a good business philosophy.  It might be a good philosophy to merge that trust with another trust of the same size.  It might be--that would probably reduce expenses by economies of scale.  So there’s a lot of things that could be done to reduce expenses, and we’d like to get about that job of doing that.

But I appreciate your question.

MODERATOR:  Great.  Our next question comes from Jay Welden [phonetic].  Jay?

MR. JAY WELDEN:  Yes, Ron, you started at June of 2013.  We backed up to whatever caused the mess to begin with.  Do you think it was appropriate for the board to remove Tony Thompson?

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MR. KING:  I will say this.  The board first put out in a 10K their concerns about Mr. Thompson and TNP in about April I believe--I think it was April of 2012.  We took a look at those, and their concerns, and they were talking about the accounting firm of McGladrey, and they were talking about many other issues.  And then we followed that along, and as a matter of fact, the money raised for the REIT was stopped at that time while they were going through that whole inquiry and that whole examination.  What occurred after that is that even after they had raised those concerns about TNP, in August of 2012, they renewed his advisor management fee for another year.

So evidently the special committee, the independent board, had after their investigation or their examination at least--I don’t know if it’s an investigation--after their examination they had done is that they reinstated his contract and brought him back on board.  So evidently they felt that that wasn’t what they thought it had been.  And so we followed their 10K - - and we follow what they tell us.

So I think when you’re involved in a contest like this, I think there’s been a lot of personal attacks made on Mr. Thompson that simply aren’t true.  So I wasn’t in on the inner workings.  I’ve always thought that there’s probably no one that knows these properties better than Tony Thompson.  TNP, they searched the properties, they bought the properties, they managed the properties, and in the one property we sold in - - , after two years we made $5 million, so it looked like to me that was a pretty good place to have a property.

On the other hand, it looks like the property that we sold a couple of weeks ago, we essentially had $11 million in it, and kind of sold it for $11 million, plus of course you have fees and stuff out of that.  So whether or not they felt--did I feel that it was justified in removing him after they brought him back and reinstated him for an advisor for a year?  I think we’d have to ask them those questions, and that’s one of the reasons we wanted to have a shareholders meeting, so we could ask them those questions.  But we’ve never been able to get them in a forum where we can ask those questions.  But I appreciate yours.  Thank you.

MODERATOR:  Thank you for that question.  Ron and Todd, our next

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question comes from Bruce from Texas.  Bruce, you’re on with Ron and Todd.

BRUCE:  Yeah, Ron and Todd, thanks.  I appreciate taking the time to give us some clarity here.  My question is on my green sheet here, I’m looking at proposal one and proposal two.  And I’d like for you to address this proposal two.  One I understand and it sounds like Todd is a capable board member.  Proposal two has to do with removal.  Maybe you can give some clarity on that, and then you’re listed there about who you would propose to appoint to the board.  I don’t know these people.  Maybe give us some insight on your thinking there.

MR. KING:  This is Ron King.  Thanks for your question.  You will notice on the green, there’s two questions, and the reason we have those two questions, as you know when we originally started a proxy contest to have a shareholders meeting, as I stated earlier when I was speaking, there’s some very simple processes followed by every corporation and a trust in America on an annual basis.  What this says is that if you don’t have that shareholders meeting like you’re supposed to have it, that one of the recourses that shareholders have is that they can go out and file a proxy on their own, and with 10% of the vote, get a special shareholders meeting.

At that special shareholder meeting, is that you would have a board of directors, which I’m assuming that they would run the board they have right now.  I’m not sure of that because I wouldn’t make that selection, but on our behalf, you saw the board that we put together.  The board that we put together, Todd Spitzer’s one of them.  I don’t think I need to talk about him anymore.  Dianne Costa down in Texas.  Dianne Costa is a very impressive woman.

As far as I know, she had never met Tony Thompson before this started.  As a matter of fact, one of our representatives down in Texas, Mike Morrison recommended, called us up and said, you guys need to take a look at this gal.  And I can tell you that my wife, who I consider, you know, a very smart person said to me, Ron, what you need to think about is you guys need to get a woman on that board.  You need to put a woman on that board because she says there’s never been a bunch of--there’s never been a situation where there’s too much testosterone like there is here.

So she said, if you can get a woman on the board, and then we

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found a woman whose expertise is she’s a settlement mediation expert.  The only non-attorney mediation expert appointed in the State of Texas.  She was also a former mayor of a town in Texas where she brought all kinds of businesses, very impressive woman.

Marshall Carr, Marshall Carr I met for the first time.  Marshall Carr is 30 years in commercial real estate and construction business in Nashville.  He’s a perfect southern gentleman.  I’ve met him on several occasions.  I think he would be just a wonderful addition to the board.  Jerome Hagley down out of Atlanta, you’ll see these people are geographically diverse also.

We have one from California, we have one from Texas, we have one from Tennessee, and out of Georgia we have Jerome Hagley, the COO of the Dawson Company, a successful developer, mixed use and urban parks, and a real estate finance expert.  Been involved, every one of these people at one point in time, has been involved in a fiduciary capacity where they served the public.

Michael Karas, an international corporate financier.  He’s a real estate investor with decades of experience managing trusts, and a former president of First Canadian Bank Corp, one of the largest private equity firms in Canada.  So I think if you take a look at that, this is not a bunch of the fantasy one, as I mentioned.  This is a bunch of friends of Tony Thompson that got together.  That’s simply not true.  This is a very well-qualified, well-educated board that have tremendous experience in the governance and real estate.

So we’re asking you to also vote, the current board, to support our simultaneous request on the orange ballot, which is they call a special meeting.  That’s the second part of that green card.  Remember, we believe the rules were changed after the contest started.  We believe the rules were changed unlawfully, and we’re hopeful that there will be a judge that will take a look at that and say, you know what, they were changed unlawfully.  And if that does happen before that meeting, then we want the opportunity to vote on the whole slate of directors.  That’s what the number two question that you have on the green card is all about.

We don’t think that’s going to happen before that election.  We think this is going to be an election for a single, but I

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want to get back to what we said earlier, and that is our hope and our goal is not to have a continued litigation into the future.  Our goal is to get a negotiated settlement.  In order to do that, we need the negotiating power.  You need to negotiate with strength, and we do that by you shareholders, the shareholders, and us getting together, supporting us in our goal to try and get this done.  That’s what the shareholders meeting, that green card is all about.

So I hope you’ll send that in, and thanks for your question.

MODERATOR:  Thanks for that question.  I’ll just add a couple of quick clarifications.  You have a green card, with two votes to cast on there.  One is for Todd Spitzer, and two is for the removal proposal, to remove the current board members.

Second, you have an orange card.  If you have not returned it, that will be your insurance card to ensure there is a shareholders meeting if the current board and management continues to postpone or cancel the shareholders meetings that had been proposed.

So again, please return the green ballot for Todd Spitzer and to remove the current board so that we can seat the new team that has been proposed, that you can read about at Protectourinvestment.org, on our website.  All of the director nominees that were originally proposed are on that website, and return the orange card.  And we need both of those returned as soon as possible.  If you need an orange or green card, you can download both of them from our website on the front page, or you can contact our office, and we’ll mail one to you right away.  We’ll do anything we can to help you get that card in as quickly as possible to the shareholders office.

We’ll take a couple more questions.  Yes, sir?

MR. KING:  Jeff, I’d like to add one thing to that, too, is that on that second question on the green card, removing the board, the current board is already stated they’re not going to allow that question to be brought to the meeting.  So that is more of one, in case there was a ruling before that, which I think would be almost an impossibility, but that’s why you have that second question.

The most important thing is we believe we’re going to get the

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opportunity to elect one director at the meeting, and that director’s going to be Todd Spitzer.

MODERATOR:  Thank you, Ron, and we’ll take some more questions from the floor.  We have Tom, who has a question regarding the election process and the current board members.  Tom, you’re on with Todd and Ron.

TOM:  Okay.  Can you hear me?

MODERATOR:  Absolutely.

TOM:  Okay.  Actually, I got two questions.  How did this bunch seize control?  We never voted for them to the best of my knowledge.  The second question is if things are as clear cut as they seem to be, the way they have been changing the rules, why is it so difficult to get a judge to step in and say that’s inappropriate and unlawful?  Thank you.

MR. KING:  I think those are two great questions.  This is Ron.  Those questions have been asked, and the way that they seized control goes back to Sarbanes-Oxley, the law that was changed after Enron.  What happened after the Enron debacle that we had back in those days is that Sarbanes-Oxley said that every board had to maintain a certain amount of independent directors.  Those independent directors had the capability at a time if they thought it was necessary that they would be able to form a special committee.  That special committee formed by the independent directors would have the ability to supersede the other directors on that vote, and they would be able to take control of the trust.

And that’s what happened.  Every one of these directors were brought on the board not to run the trust, but for other expertises they had.  If you look at their backgrounds, Mr. Levin has an accounting background.  The audit committee, and I think Mr. Maier had an M&A background, and Jeffrey Rogers, startup guy out of New York City.  I think we look at that, they were brought on for different expertises, and for various reasons only known to them--we think some of it has to do with personal financial situations, but that’s another day--is that they were able to seize control through that independent director special committee vehicle.

The second question is, and this is a more complicated question, and I’m not an attorney, but I’ve sat in on several

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briefings by our attorney is that the trust is under the Maryland law, with - - trust.  And one of the laws in Maryland is that if you’re in danger of a hostile takeover, and we don’t believe that shareholders wanting to vote and have a shareholders meeting constitutes a hostile takeover, but that’s what--you know?  So they opted for that, and they went under this statute.  They hired a very expensive law firm.

This was the strategy they came up with, and the reason we can’t get a judge to overturn that quickly is that the proxy process that we’re engaged in right now, even though they changed the rules after the proxy started, the proxy process we’re engaged in right now is a federal endeavor, not a state endeavor.  And the SEC’s securities and exchange commission is just not able to just step in and say, oh, no, you can’t do that because just a difference between federal and state.  And the jurisdictions that they have.

But we’re confident a judge will agree with us, but the courts in Maryland, and federal courts in particular, are just tremendously backlogged.  I know you’ve read about this.  Like all courts, so a quick resolution is probably out of the question.  In fact, our lawyers think it would be quite a while to get a decision out of a judge.  This is why it’s important to have the orange ballots so that if a judge had the opportunity, you know, if you had the orange ballots representing 2% of the shareholders, I’m not sure how important he would think the issue is.

If you have orange ballots representing 60-plus, which we believe we will have, then that’s a much different question.  But I think that’s a very good question, one that a lot of people have asked is that it doesn’t seem right that the election process can be aborted.  And that you can change the rules because we’re used to living in a country where the rules are fairly fixed, and you get an opportunity to have an election.  To be quite frank with you, I’ve been around for 66 years, and I didn’t think you’d be able to stop an election so easily.  But it happened, and now we’re working on doing the best we can.  And the best we can do right now is get the green cards in and elect one person, and then we’ll take the next step and see what has to happen then.  Thank you for the question.

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MODERATOR:  Great.  We have time for one more question.  Dan from Nevada, you’re on with Ron and Todd.  Dan, what’s your question?

DAN:  Yeah, thank you very much, Ron and Todd.  Definitely appreciate your guys’ time today.  It was pretty much the same question there where the board hasn’t been elected in years.  They haven’t had a shareholder meeting in god knows how long, and now they’re calling for one and postponing it again.  I just don’t understand how they can do it without the shareholder vote, but you pretty clearly expressed that there, Mr. King.

MR. SPITZER:  Yeah, Dan, this is Todd.  I appreciate the question.  Look, the courts are clogged.  We’re shutting down courts.  For example, in Los Angeles, the state legislature isn’t funding.  It’s happening all over the country, and the problem with that is with this reduction of resources, it allows litigants to continue to effectuate their position.  What’s happening is these individuals are utilizing the SRT directors are utilizing the fact that we can’t get into court or we’re having a hard time getting into court to their advantage.

And that’s just unconscionable.  Dan, you talked about how your right to be heard has been continually denied, and the only way we can turn this around is to get the green and the orange ballots back in.  The reason there’s confusion about which ballot to return and the colors is because after we sent these out, they changed the rules of the game.  They went from the 10% to the 50%.  They said… They staggered the election of the directors so that they could create more confusion and more stagnation.  Those moves in and of themselves, changing the rules of engagement in and of themselves should be so offensive to the broker-dealers, the advisors and the shareholders, this should be an absolute no brainer.

Anybody who encapsulizes this amount of power in one person with so many positions and then gets his directors to change the rules of the game to insulate $90,000 a month in management fees should telegraph the whole story.  The reason we’re kicking ourselves and scratching our heads is because this is a no-brainer.

What’s difficult is, like any other campaign I’ve had, is

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getting out the vote.  You know, there’s a lot of people who hold office, have power today in America, and the reason they have it is because people are complacent.  I’m confident that our shareholders are not going to be complacent.  They’re going to put their foot down, and they’re going to send a very strong message to the SRT REIT.  We will not tolerate this anymore.  We’re demanding changes, and we’re going to hold you accountable.

With that, I really want to thank you for participating in this call, and I urge you--I urge you today to sign those cards and return them as quickly as possible so that we can get the changes we want.

MODERATOR:  Thank you, Todd and Ron.  And again, just as a reminder, please visit protectourinvestment.org where you can download orange and green ballots.  Please return only the orange and green ballots signed to our coalition office.

The SRT shareholders coalition is dedicated to promoting transparency, and active engagement with shareholders, unlike the current board.  The speakers on the call today are committed to working on behalf of your shareholders, and shareholders who have joined us today.  And are available for individual calls, for those of you who may have additional questions.  We also encourage you to leave a message at the end of the teleforum if we were not able to get to your question.  We had many people who wanted to ask questions today, and we tried to cover as many topics as possible.

Our coalition office is also 1-800-401-7905.  That’s 1-800-401-7905.  Again, for more information, please visit protectourinvestment.org.  That’s protectourinvestment.org.  Thank you so much for joining us today and please be on the lookout for future invitations as we continue to stay in touch with the shareholders and financial representatives of SRT.

[END RECORDING]

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